Exhibit 99.1

Hi,

It has been a few weeks since we announced our planned combination with Bausch + Lomb, and I know that there are a lot of questions on your mind so wanted to update you on how things are progressing.

ISTA and Bausch + Lomb continue to operate separately and independently, but there’s a fair amount of pre-combination planning that is required so we can hit the ground running once the deal is approved by regulators and our shareholders. Today our companies are establishing a pre-combination planning team to help prepare us for “Day 1” and beyond. The team will be co-led by ISTA’s VP of Sales and Marketing Tom Mitro and Bausch + Lomb’s VP of Global Commercial Operations Craig Dashefsky, and include balanced representation from both Companies. Dan Wechsler, Bausch + Lomb’s EVP & President Global Pharmaceuticals will serve as Executive sponsor.

During this interim period, we are committed to open and honest communication, and we will share whatever information we can – when we can - to help you better understand what this integration means for each of you, our company and customers. It’s important to point out that no integration activity can occur prior to the consummation of this transaction. The next step in the transaction process is to send out the preliminary proxy to shareholders- announcing the shareholders meeting date and requesting the vote to approve the deal and a couple of other topics associated with the deal. The actual shareholders meeting date may change depending upon governmental reviews which may delay the deal closing schedule.

For now, the most important thing we can do now is remain focused on maintaining the momentum we have worked so hard to create, and continuing to keep our customers front and center in all we do.

As always, please call if you have any questions.

Regards,

Vince